UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Hudson 2012 Mortgage Loan

On November 14, 2012, subsidiaries of Morgans Hotel Group Co. (the “Company”) entered into a new mortgage financing with UBS Real Estate Securities Inc., as lender, consisting of a $180 million nonrecourse mortgage loan, secured by Hudson, that was fully-funded at closing (the “Hudson 2012 Mortgage Loan”).

The Hudson 2012 Mortgage Loan bears interest at a reserve adjusted blended rate of 30-day LIBOR (with a minimum of 0.50%) plus 840 basis points. The Company maintains an interest rate cap for the amount of the Hudson 2012 Mortgage Loan that will cap the LIBOR rate on the debt under the Hudson 2012 Mortgage Loan at approximately 2.5% through the maturity date.

The Hudson 2012 Mortgage Loan matures on February 9, 2014. The Company has one, one-year extension option that will permit the Company to extend the maturity date of the Hudson 2012 Mortgage Loan to February 9, 2015, if certain conditions are satisfied at the extension date. The extension option requires, among other things, the borrowers to deliver a business plan and budget for the extension term reasonably satisfactory to the lender, maintain a loan to value ratio prior to the initial maturity date of not greater than 50%, and the payment of an extension fee in an amount equal to 0.50% of the then outstanding principal amount under the Hudson 2012 Mortgage Loan. The Company may prepay the loan in an amount necessary to achieve the loan to value ratio.

The Hudson 2012 Mortgage Loan may be prepaid at any time, in whole or in part, subject to payment of a prepayment penalty for any prepayment prior to November 9, 2013. There is no prepayment premium after November 9, 2013.

The Hudson 2012 Mortgage Loan contains restrictions on the ability of the borrowers to incur additional debt or liens on their assets and on the transfer of direct or indirect interests in Hudson and the owner of Hudson and other affirmative and negative covenants and events of default customary for single asset mortgage loans. The Hudson 2012 Mortgage Loan is nonrecourse to the Company’s subsidiaries that are the borrowers under the loan, except pursuant to certain carveouts detailed therein. In addition, Morgans Group LLC has provided a customary environmental indemnity and nonrecourse carveout guaranty under which it would have liability with respect to the Hudson 2012 Mortgage Loan if certain events occur with respect to the borrowers, including voluntary bankruptcy filings, collusive involuntary bankruptcy filings, changes to the Hudson ground lease without prior written consent of the lender, and violations of the restrictions on transfers, incurrence of additional debt, or encumbrances of the property of the borrowers. The nonrecourse carveout guaranty restricts Morgans Group LLC from (i) entering into any transaction with an affiliate which would reduce the net worth of Morgans Group LLC (based on the estimated market value of the company’s net assets), or (ii) selling, pledging or otherwise transferring any of Morgans Group LLC’s assets or interests in such assets on terms materially less favorable than would be obtained in an arms-length transaction, at any time while a default in the payment of the guaranteed obligations is in effect.

The foregoing description of the Hudson 2012 Mortgage Loan and related matters does not purport to be complete and is qualified in its entirety by reference to the Hudson 2012 Mortgage Loan and related agreements, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Repayment of Outstanding Mortgage Debt

The net proceeds from the Hudson 2012 Mortgage Loan were applied to (1) repay $115 million of outstanding mortgage debt under the prior first mortgage loan secured by Hudson (the “2011 Hudson Mortgage Loan”), as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, (2) repay $36 million of indebtedness under the Company’s $100 million senior secured revolving credit facility secured by Delano South Beach, and (3) fund reserves required under the Hudson 2012 Mortgage Loan, with the remainder available for general corporate purposes.

The 2011 Hudson Mortgage Loan facility was terminated after repayment of the outstanding mortgage debt thereunder.

Certain of the lenders, agents and other parties to the Hudson 2012 Mortgage Loan, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. Such lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: November 19, 2012	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer